Exhibit 10.1

Execution Version

COMMON UNIT PURCHASE AGREEMENT

by and among

CROSSTEX ENERGY, L.P.

and

THE PURCHASERS PARTY HERETO

i

Exhibit A —	Form of Opinion of Crosstex Counsel
Exhibit B —	Form of General Partner Waiver

ii

COMMON UNIT PURCHASE AGREEMENT

This COMMON UNIT PURCHASE AGREEMENT, dated as of January 9, 2013 (this “Agreement”), is by and between CROSSTEX ENERGY, L.P., a Delaware limited partnership (“Crosstex”), and each of the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, Crosstex has filed with the Commission (as defined below), pursuant to the Securities Act (as defined below) and the rules and regulations adopted by the Commission thereunder, the Registration Statement (as defined below) relating to the offer and sale from time to time of up to $500,000,000.00 aggregate initial offering price of common units representing limited partner interests in Crosstex (“Common Units”) and certain other Crosstex securities, and such Registration Statement has become effective; and

WHEREAS, Crosstex desires to sell to each of the Purchasers, and each of the Purchasers desires, severally and not jointly, to purchase from Crosstex, certain of those Common Units, in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Purchase Price” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading “Allocated Purchase Price” on Schedule A hereto.

“Basic Documents” means, collectively, this Agreement, the Partnership Agreement, the Non-Disclosure Agreement and any and all other agreements or instruments executed and delivered to the Purchasers by Crosstex or any Subsidiary of Crosstex hereunder or thereunder.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“Clearfield” shall have the meaning specified in Section 3.04(c).

“Closing” shall have the meaning specified in Section 2.03.

“Closing Date” shall have the meaning specified in Section 2.03.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning set forth in the recitals.

“Company Lock-Up Date” means 60 days from the date of the Public Prospectus.

“Concurrent Public Offering” means the concurrent underwritten public offering of 7,500,000 common units pursuant to Crosstex’s existing shelf registration statement.

“Crosstex” has the meaning set forth in the introductory paragraph.

“Crosstex Credit Facility” means the Amended and Restated Credit Agreement, dated as of February 10, 2010, by and among Crosstex and the lenders named therein, as amended as of the date hereof.

“Crosstex Financial Statements” shall have the meaning specified in Section 3.04(a).

“Crosstex Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations, affairs or prospects of Crosstex and its Subsidiaries taken as a whole; (b) the ability of Crosstex and its Subsidiaries taken as a whole to carry out their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of Crosstex to consummate the transactions under any Basic Document; provided, however, that a Crosstex Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industries in which the Crosstex Parties operate, except to the extent that the Crosstex Parties, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon Crosstex and its Subsidiaries or their respective businesses or any change in applicable Law, or the interpretation thereof.

“Crosstex Parties” means Crosstex, the General Partner, and all of Crosstex’s Subsidiaries.

“Crosstex Related Parties” shall have the meaning specified in Section 5.02.

“Crosstex SEC Documents” shall have the meaning specified in Section 3.04(a).

“Delaware LLC Act” shall have the meaning specified in Section 3.02(d).

“Delaware LP Act” shall have the meaning specified in Section 3.02(b).

“Effective Date” shall have the meaning specified in Section 3.03.

“Effective Time” shall have the meaning specified in Section 3.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means Crosstex Energy GP, LLC, a Delaware limited liability company and the general partner of Crosstex.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to Crosstex means a Governmental Authority having jurisdiction over Crosstex, its Subsidiaries or any of their respective Properties.

“Indemnified Party” shall have the meaning specified in Section 5.03.

“Indemnifying Party” shall have the meaning specified in Section 5.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority or other encumbrance upon or with respect to any property of any kind.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Disclosure Agreement” means the Letter Agreement, dated October 19, 2012, by and between MTP Energy Management LLC (on behalf of funds and accounts under management) and Crosstex Energy, Inc. and Crosstex.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Crosstex, dated as of March 23, 2007, as amended by Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. dated as of December 20, 2007, Amendment No. 2 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. effective as of January 1, 2007, Amendment No. 3 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of

January 19, 2010 and Amendment No. 4 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of September 13, 2012.

“Partnership Securities” means any class or series of equity interest in Crosstex (but excluding (a) any options, rights, warrants and appreciation rights relating to an equity interest in Crosstex granted pursuant to the Crosstex Energy GP, LLC Amended and Restated Long-Term Incentive Plan, the Crosstex Energy, Inc. Amended and Restated Long-Term Incentive Plan and the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan, (b) Series A PIK Preferred Units, as such term is defined in the Partnership Agreement), including without limitation Common Units, Series A Preferred Units and the Incentive Distribution Rights (as defined in the Partnership Agreement) and (c) any Common Units or securities convertible or exchangeable into Common Units as payment of any part of the purchase price for businesses that are acquired by any of the Crosstex Parties or Crosstex Energy, Inc.; provided that, with regard to clause (c), any third party recipient of such Common Units or other securities must agree in writing to be bound by the terms of Section 3.19 until the Company Lock-Up Date.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Prospectus” shall have the meaning specified in Section 3.03.

“Public Prospectus” means the final prospectus supplement relating to the Concurrent Public Offering, as first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations.

“Purchase Price” means $39,285,000.00 which is the aggregate of each Purchaser’s Allocated Purchase Price as set forth on Schedule A hereto.

“Purchased Units” means with respect to each Purchaser, the number of Common Units as set forth opposite such Purchaser’s name on Schedule A hereto.

“Purchaser Lock-Up Period” shall have the meaning specified in Section 4.06.

“Purchaser Related Parties” shall have the meaning specified in Section 5.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Registration Statement” shall have the meaning specified in Section 3.03.

“Representatives” of any Person means the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Rules and Regulations” shall have the meaning specified in Section 3.03.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means the Series A Convertible Preferred Units and any Common Units into which such Series A Convertible Preferred Units convert.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Transfer” shall have the meaning specified in Section 4.06.

Section 1.02                             Accounting Procedures and Interpretation.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Crosstex Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

Section 2.01                             Authorization of Sale of the Purchased Units.  Crosstex has authorized the issuance and sale to the Purchasers of the Purchased Units.

Section 2.02                             Sale and Purchase.  Subject to the terms and conditions hereof, Crosstex hereby agrees to issue and sell to each Purchaser, free and clear of any and all Liens, and each Purchaser, severally and not jointly, hereby agrees to purchase from Crosstex, the number of Purchased Units as set forth on Schedule A (such number of Purchased Units set forth thereon with respect to each Purchaser), and each Purchaser agrees to pay Crosstex its Allocated Purchase Price.

Section 2.03                             Closing.  Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at 9:00 a.m., Central Time, on January 14, 2013 at the offices of Vinson & Elkins L.L.P., First City Tower, 1001 Fannin Street, Houston, Texas 77002, or at such other time and date not later than five (5) full Business Days thereafter as Crosstex and the Purchasers may agree (the “Closing Date”). The parties agree that the Closing may occur via delivery of facsimiles of this Agreement and cross-receipts; provided, that originals of such documents are sent via overnight delivery to be received by the other party (or designee of such other party) on the first business day immediately following the Closing Date.

Section 2.04                             Conditions to Closing.

(a)                                 Mutual Conditions.  The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)                                     no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and

(ii)                                  there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b)                                 Purchasers’ Conditions.  The respective obligation of each Purchaser to consummate the purchase of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by such Purchaser in writing, in whole or in part with respect to its Purchased Units, to the extent permitted by applicable Law):

(i)                                     since the date of this Agreement, no Crosstex Material Adverse Effect shall have occurred and be continuing;

(ii)                                  no notice of delisting shall have been received by Crosstex;

(iii)                               the representations and warranties of Crosstex contained in this Agreement that are qualified by materiality or Crosstex Material Adverse Effect shall be true and correct as of the Closing Date as if made on and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iv)                              Crosstex shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Crosstex’s closing deliveries described in Section 2.05; and

(v)                                 the closing of the Concurrent Public Offering shall have occurred or shall occur contemporaneously with the Closing.

(c)                                  Crosstex’s Conditions.  The obligation of Crosstex to consummate the sale of the Purchased Units to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of the following condition (which may be waived by Crosstex in writing, in whole or in part, to the extent permitted by applicable Law): the representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).

Section 2.05                             Crosstex Deliveries.  At the Closing, subject to the terms and conditions hereof, Crosstex will deliver, or cause to be delivered, to the Purchasers:

(a)                                 The Purchased Units by electronic delivery to The Depository Trust Company on Purchasers’ behalf, registered in such name(s) as Purchasers have designated;

(b)                                 Copies of (i) the Certificate of Limited Partnership of Crosstex and (ii) the Certificate of Formation of Crosstex Energy GP, LLC, each certified by the Secretary of State of the jurisdiction of its formation as of a recent date;

(c)                                  A certificate of the Secretary of State of the State of Delaware, dated a recent date, that Crosstex is in good standing;

(d)                                 A cross-receipt executed by Crosstex and delivered to each Purchaser certifying that it has received the Allocated Purchase Price with respect to such Purchaser as of the Closing Date;

(e)                                  An opinion addressed to the Purchasers from legal counsel to Crosstex, dated as of the Closing Date, in the form and substance attached hereto as Exhibit A;

(f)                                   A duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, substantially in the form attached hereto as Exhibit B;

(g)                                  A certificate of the Secretary or Assistant Secretary of Crosstex Energy GP, LLC, on behalf of Crosstex, certifying as to and attaching (1) the Partnership Agreement, (2) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units and (3) its incumbent officers authorized to execute the Basic Documents, setting forth the name and title and bearing the signatures of such officers; and

(h)                                 A certificate, dated the Closing Date and signed by (x) the Chief Executive Officer and (y) the Chief Financial Officer of Crosstex Energy GP, LLC, in their capacities as such, stating that:

(i)                                     Crosstex has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Crosstex on or prior to the Closing Date;

(ii)                                  The representations and warranties of Crosstex contained in this Agreement that are qualified by materiality or Crosstex Material Adverse Effect were true and correct when made and as of the Closing Date and all other representations and warranties were true and correct in all material respects when made and are true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date

(except that representations made as of a specific date shall be required to be true and correct as of such date only).

Section 2.06          Purchasers’ Deliveries.  At the Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to Crosstex:

(a)           Payment to Crosstex of each Purchaser’s Allocated Purchase Price by wire transfer of immediately available funds to an account designated by Crosstex in writing prior to the Closing Date; and

(b)           A cross-receipt executed by each Purchaser and delivered to Crosstex certifying that it has received its respective Purchased Units as of the Closing Date.

Section 2.07          Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document.  The failure or waiver of performance under any Basic Document by any Purchaser does not excuse performance by any other Purchaser.  Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III
REPRESENTATIONS AND WARRANTIES AND COVENANTS
RELATED TO CROSSTEX

Crosstex represents and warrants to and covenants with each Purchaser as follows:

Section 3.01          Partnership Existence.  Crosstex (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Crosstex Material Adverse Effect.  Each of Crosstex’s Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Crosstex Material Adverse Effect.  None of Crosstex nor any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of Crosstex, the Partnership Agreement or its Certificate of Limited Partnership or, in the case of any Subsidiary of Crosstex, its respective certificate of incorporation, certification of formation, bylaws, limited liability company agreement or other similar organizational documents.  Each of Crosstex and its Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a Crosstex Material Adverse Effect.

Section 3.02          Capitalization and Valid Issuance of Purchased Units.

(a)           The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Common Units as reflected in the Partnership Agreement.

(b)           As of the date of this Agreement, prior to the issuance and sale of the Purchased Units, as contemplated hereby, and the Common Units to be issued pursuant to the Concurrent Public Offering, the issued and outstanding limited partner interests of Crosstex consist of 66,896,495 Common Units, 15,072,142 Series A Preferred Units and the Incentive Distribution Rights (as defined in the Partnership Agreement).  The only issued and outstanding general partner interests of Crosstex are the interests of the General Partner described in the Partnership Agreement.  All outstanding Common Units, Series A Preferred Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

(c)           Other than the Crosstex Energy GP, LLC Amended and Restated Long-Term Incentive Plan, the Crosstex Energy, Inc. Amended and Restated Long-Term Incentive Plan and the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan, Crosstex has no equity compensation plans that contemplate the issuance of partnership interests of Crosstex (or securities convertible into or exchangeable for partnership interests of Crosstex).  No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Crosstex unitholders may vote are issued or outstanding.  Except as set forth in the first sentence of this Section 3.02(c) or as are contained in the Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating Crosstex or any of its Subsidiaries to issue, transfer or sell any partnership interests or other equity interest in, Crosstex or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests, (ii) obligations of Crosstex or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of Crosstex or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Crosstex or any of its Subsidiaries is a party with respect to the voting of the equity interests of Crosstex or any of its Subsidiaries.

(d)           (i) All of the issued and outstanding equity interests of each of Crosstex’s Subsidiaries are owned, directly or indirectly, by Crosstex free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under the Crosstex Credit Facility or the organizational documents of Crosstex’s Subsidiaries, as applicable), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of Crosstex’s Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), Sections 153.102, 153.202 and 153.210 of the Texas Business Organizations Code, and Sections 12:1327 and 12:1328 of the Louisiana Limited Liability Company Act, as applicable) and free of preemptive rights and (ii) except as disclosed in the Crosstex SEC Documents, neither Crosstex nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(e)           The Purchased Units being purchased by each of the Purchasers hereunder and the limited partner interests represented thereby have been duly authorized by Crosstex pursuant to the Partnership Agreement and, when issued and delivered to such Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws.

(f)            The Common Units are listed on the NASDAQ, and Crosstex has not received any notice of delisting.  A “Notification Form: Listing of Additional Shares” and supporting documentation related to the Purchased Units will be filed with the NASDAQ in accordance with its rules and procedures.

(g)           Neither the filing of the Registration Statement nor the offering or sale of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of Crosstex other than as have been waived.

Section 3.03          Registration Statement and Prospectus.  A registration statement on Form S-3 (File No. 333-166663) pursuant to which to the Purchased Units will be offered has (i) been prepared by Crosstex in conformity with the requirements of the Securities Act, and the rules and regulations (the “Rules and Regulations”) of the Commission thereunder, (ii) been filed with the Commission under the Securities Act, and (iii) become effective under the Securities Act.  Copies of such registration statement and each of the amendments thereto, if any, have been delivered by Crosstex to the Purchasers.  As used in this Agreement, “Effective Time” means the date and the time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the Commission; “Effective Date” means the date of the Effective Time; “Registration Statement” means the registration statement referred to above, as amended at the Effective Time; and “Prospectus” means the final prospectus supplement relating to the Purchased Units and the offering thereof, including the accompanying base prospectus, as first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations after the date and time this Agreement is executed.  Reference made herein to the Prospectus shall be deemed to refer to and include any information incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the date of such Prospectus, and any reference to any amendment or supplement to the Prospectus shall be deemed to refer to and include any document filed under the Exchange Act after the date of such Prospectus, and incorporated by reference in the Prospectus; and any reference to any amendment to the Registration Statement shall be deemed to include any periodic report of Crosstex filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Time that is incorporated by reference in the Registration Statement.  The Commission has not issued any order preventing or suspending the use of any Prospectus.

Section 3.04          Crosstex SEC Documents.

(a)           Crosstex has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents together with the Registration Statement, collectively the “Crosstex SEC Documents”).  The Crosstex SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Crosstex Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Crosstex SEC Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made in the case of any prospectus) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Crosstex Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) in the case of the Crosstex Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Crosstex and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

(b)           The pro forma financial statements included or incorporated by reference in the Crosstex SEC Documents (i) include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included therein, (ii) have been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information and (iii) have been prepared on the basis consistent with such historical financial statements, except for the pro forma adjustments specified therein, and present fairly in all material respects the historical and proposed transactions reflected therein.

(c)           The historical financial statements (including the related notes and supporting schedules) of Clearfield Energy, Inc. and its subsidiaries (“Clearfield”) included or incorporated by reference in the Crosstex SEC Documents comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved, except to the extent described therein.

(d)           KPMG LLP is an independent, registered public accounting firm with respect to Crosstex and the General Partner and has not resigned or been dismissed as independent public accountants of Crosstex or the General Partner as a result of or in connection with any disagreement with Crosstex on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e)           Kreischer Miller, who have certified certain financial statements of Clearfield, whose report appears in the Crosstex SEC Documents or is incorporated by reference therein, are independent certified public accountants as required by the Securities Act and the Rules and Regulations.

Section 3.05          No Material Adverse Change.  Except as set forth in or contemplated by the Crosstex SEC Documents filed with the Commission on or prior to the date hereof, since the date of Crosstex’s most recent Form 10-K filing with the Commission, Crosstex and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (a) change, event, occurrence, effect, fact, circumstance or condition that has had or would be reasonably likely to have a Crosstex Material Adverse Effect, (b) acquisition or disposition of any material asset by Crosstex or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Crosstex SEC Documents, or (c) material change in Crosstex’s accounting principles, practices or methods.

Section 3.06          Litigation.  Except as set forth in the Crosstex SEC Documents, there is no action, suit, or proceeding pending (including any investigation, litigation or inquiry) or, to Crosstex’s knowledge, contemplated or threatened against or affecting any of the Crosstex Parties or any of their respective officers, directors, properties or assets, which (a) questions the validity of this Agreement or the right of Crosstex to enter into this Agreement or to consummate the transactions contemplated hereby or (b) (individually or in the aggregate) would be reasonably likely to result in a Crosstex Material Adverse Effect.

Section 3.07          No Conflicts; Compliance with Laws.  The execution, delivery and performance by Crosstex of the Basic Documents and compliance by Crosstex with the terms and provisions hereof and thereof, and the issuance and sale by Crosstex of the Purchased Units, do not and will not (a) assuming the accuracy of the representations and warranties of the Purchasers contained herein and their compliance with the covenants contained herein, violate any provision of any Law or Permit having applicability to Crosstex or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation or breach of any provision of the certificate of limited partnership or other organizational documents of Crosstex, or the Partnership Agreement, or any organizational documents of any of Crosstex’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which Crosstex or any of its Subsidiaries is a party or by which Crosstex or any of its Subsidiaries or any of their respective Properties may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Crosstex or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d), where any such conflict, violation, default, breach, termination, cancellation, failure to receive consent, approval or notice, or acceleration with respect to the foregoing provisions of this Section 3.07 would not be, individually or in the aggregate, reasonably likely to result in a Crosstex Material Adverse Effect.

Section 3.08          Authority, Enforceability.  Crosstex has all necessary partnership power and authority to execute, deliver and perform its obligations under the Basic Documents, and the execution, delivery and performance by Crosstex of the Basic Documents has been duly authorized by all necessary action on the part of the General Partner; and the Basic Documents constitute the legal, valid and binding obligations of Crosstex, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable law.  No approval from the holders of the Common Units and/or Series A Preferred Units is required in connection with Crosstex’s issuance and sale of the Purchased Units to the Purchasers.

Section 3.09          Approvals.  Except for the approvals that have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Crosstex of any of the Basic Documents, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to have a Crosstex Material Adverse Effect.

Section 3.10          MLP Status.  Crosstex has, for each taxable year beginning after December 31, 2001, during which Crosstex was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.

Section 3.11          Investment Company Status.  Crosstex is not now, and, after the sale of the Purchased Units and the application of the net proceeds from such sale will not be, an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12          Certain Fees.  No fees or commissions are or will be payable by Crosstex to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  Crosstex agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Crosstex or alleged to have been incurred by Crosstex in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.13          No Side Agreements.  There are no agreements by, among or between Crosstex or any of its Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents nor promises or inducements for future transactions between or among any of such parties.

Section 3.14          Insurance.  Crosstex and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged.  Crosstex does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.15          Internal Accounting Controls.  Crosstex and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Crosstex is not aware of any failures of such internal accounting controls.

Section 3.16          Form S-3 Eligibility.  Crosstex satisfies the requirements for use of Form S-3 under the Securities Act.

Section 3.17          Listing and Maintenance Requirements.  The issuance and sale of the Purchased Units does not contravene NASDAQ rules and regulations.

Section 3.18          Material Agreements.  Crosstex has provided the Purchasers with, or made available to the Purchasers through the Crosstex SEC Documents, correct and complete copies of all material agreements (as defined in Section 601(b)(10) of Regulation S-K promulgated by the Commission) and of all exhibits to the Crosstex SEC Documents, including amendments to or other modifications of pre-existing material agreements, entered into by Crosstex.

Section 3.19          Subsequent Offerings.  Until the Company Lock-Up Date, Crosstex will not grant, issue or sell any Partnership Securities, any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing.

Section 3.20          Confidential Information.  To the knowledge of Crosstex, none of its employees or executive officers has disclosed material non-public information (other than the fact that Crosstex was contemplating a private financing) to any prospective investor who has not entered into a confidentiality or non-disclosure agreement between such prospective investor and Crosstex relating to such information.

Section 3.21          Further Agreements of Crosstex.  Crosstex shall prepare the final prospectus supplement relating to the Purchased Units and the offering thereof in a form approved by the Purchasers and file such final prospectus supplement and the accompanying base prospectus, which together constitute the Prospectus, pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES AND COVENANTS
OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants and covenants to Crosstex that:

Section 4.01          Existence.  Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02          Authorization, Enforceability.  Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. This Agreement has been duly executed and delivered by such Purchaser and constitutes legal, valid and binding obligations of such Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03          No Breach.  The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.04          Certain Fees.  No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  Such Purchaser agrees, severally and not jointly with any other Purchaser, that it will indemnify and hold harmless Crosstex from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05          No Side Agreements.  There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and Crosstex or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents, and there are no promises or inducements for future transactions between or among any of such parties.

Section 4.06          Lock-Up Agreement.  Without the prior written consent of Crosstex, except as specifically provided in this Agreement, each Purchaser will not, during the period commencing on the date hereof and ending 60 days after the date of the Public Prospectus (such period, the “Purchaser Lock-Up Period”) (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Purchased Units or (2) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of its Purchased Units, whether any such transaction described in clause (1) or (2) above (any such transaction described in clauses (1) and (2), a “Transfer”) is to be settled by delivery of Common Units or such other securities, in cash or otherwise; provided, however, that any Purchaser may transfer its Purchased Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser, provided that any such Affiliate transferee agrees to the restrictions set forth in this Section 4.06.

Section 4.07          Short Selling.  Such Purchaser has not entered into any short sales of the Common Units owned by it between the time it first began discussion with Crosstex about the transactions contemplated by this Agreement and the date hereof (it being understood that the entering into of a total return swap shall not be considered a short sale of Common Units).

Section 4.08          Crosstex Information.  Such Purchaser acknowledges and agrees that Crosstex has provided or made available to such Purchaser (through EDGAR, Crosstex’s web site or otherwise) the Registration Statement and all other Crosstex SEC Documents, as well as all press releases issued by Crosstex through the date of this Agreement.

ARTICLE V
INDEMNIFICATION, COSTS AND EXPENSES

Section 5.01          Indemnification by Crosstex.  Crosstex agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Crosstex contained herein, provided such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty.

Section 5.02          Indemnification by the Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify Crosstex, the General Partners and their respective Representatives (collectively, “Crosstex Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty, provided, however, that the liability of each Purchaser shall not be greater in amount than such Purchaser’s Allocated Purchase Price.

Section 5.03          Indemnification Procedure.  Promptly after any Crosstex Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrong doing by, the Indemnified Party.

ARTICLE VI
MISCELLANEOUS

Section 6.01          Interpretation and Survival of Provisions.  Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever Crosstex has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Crosstex unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by the Purchasers, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.

Section 6.02          Survival of Provisions.  The representations and warranties set forth in Sections 3.02, 3.08, 3.09, 3.11, 3.12, 4.02 and 4.04 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of Crosstex or the Purchasers.  The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment or repurchase thereof.  All indemnification obligations of Crosstex and the Purchasers and the provisions of Article V shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 6.03          No Waiver; Modifications in Writing.

(a)           Delay.  No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)           Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Section 13.1 thereof) shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by Crosstex from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Crosstex in any case shall entitle Crosstex to any other or further notice or demand in similar or other circumstances.

Section 6.04          Binding Effect; Assignment.

(a)           Binding Effect.  This Agreement shall be binding upon Crosstex, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)           Assignment of Rights.  All or any portion of the rights and obligations of each Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser without the consent of Crosstex.  No portion of the rights and obligations of each Purchaser under this Agreement may be transferred by such Purchaser to a non-Affiliate without the written consent of Crosstex.

Section 6.05          Non-Disclosure.  Notwithstanding anything herein to the contrary, the Non-Disclosure Agreement shall remain in full force and effect regardless of any termination of this Agreement. Other than the Current Reports on Form 8-K to be filed in connection with this Agreement, Crosstex, the General Partner, their respective Subsidiaries and any of their respective Representatives shall disclose the identity of, or any other information concerning, any Purchaser or any of its Affiliates only after providing such Purchaser a reasonable opportunity to review and comment on such disclosure; provided, however, that nothing in this Section 6.05 shall delay any required filing or other disclosure with the Commission, NASDAQ or any Governmental Authority or otherwise hinder Crosstex, the General Partner, their respective Subsidiaries or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, NASDAQ or other Governmental Authority.

Section 6.06          Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)                                 If to any Purchaser:

MTP Energy Management LLC

c/o Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, Illinois 60201

Attention: Doug Litowitz

Telephone: (847) 905-4400

Facsimile: (847) 869-2064

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Matthew R. Pacey

Facsimile: (713) 615-5139

Internet electronic mail: mpacey@velaw.com

(b)                               If to Crosstex:

Crosstex Energy, L.P.

2501 Cedar Springs

Dallas, Texas 75201

Attention: Barry E. Davis

Facsimile: (214) 953-9500

Internet electronic mail: barry.davis@crosstexenergy.com

with a copy (which will not constitute notice) to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201-2980

Attention: Doug Rayburn

Facsimile: (214) 661-4634

Internet electronic mail: doug.rayburn@bakerbotts.com

or to such other address as Crosstex or such Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.07          Entire Agreement.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by Crosstex or any of its Affiliates or the Purchasers or any of their Affiliates set forth herein or therein.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 6.08          Governing Law.  This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.

Section 6.09          Waiver of Jury Trial.  Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement to the fullest extent permitted by applicable law.

Section 6.10          Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, LLC
(its General Partner)

By:	/s/ Michael J. Garberding
Michael J. Garberding
Senior Vice President and
Chief Financial Officer

[Signature Page to Common Unit Purchase Agreement]

MTP ENERGY MASTER FUND LTD
By:	MTP ENERGY MANAGEMENT LLC, its
investment manager
By:	MAGNETAR FINANCIAL LLC, its sole member

By:	/s/ Doug Litowitz
	Name:	Doug Litowitz
	Title:	Counsel

MAGNETAR CAPITAL FUND II LP
By:	MAGNETAR FINANCIAL LLC, its general
partner

By:	/s/ Doug Litowitz
	Name:	Doug Litowitz
	Title:	Counsel

HIPPARCHUS FUND LP
By:	MAGNETAR FINANCIAL LLC, its general
partner

By:	/s/ Doug Litowitz
	Name:	Doug Litowitz
	Title:	Counsel

MAGNETAR GLOBAL EVENT DRIVEN FUND LLC
By:	MAGNETAR FINANCIAL LLC, its manager

By:	/s/ Doug Litowitz
	Name:	Doug Litowitz
	Title:	Counsel

[Signature Page to Common Unit Purchase Agreement]

BLACKWELL PARTNERS LLC
By:	MAGNETAR FINANCIAL LLC, its investment
manager

By:	/s/ Doug Litowitz
	Name:	Doug Litowitz
	Title:	Counsel

MAGNETAR STRUCTURED CREDIT FUND LP
By: MAGNETAR FINANCIAL LLC, its general partner

By:	/s/ Doug Litowitz
	Name:	Doug Litowitz
	Title:	Counsel

[Signature Page to Common Unit Purchase Agreement]

Schedule A

Purchaser	Purchased Units	Allocated Purchase Price
MTP Energy Master Fund Ltd.	1,518,750	$22,097,812.50
Magnetar Capital Fund II LP	284,850	$4,144,567.50
Hipparchus Fund LP	52,650	$766,057.50
Magnetar Global Event Driven Fund LLC	313,875	$4,566,881.25
Blackwell Partners LLC	192,375	$2,799,056.25
Magnetar Structured Credit Fund LP	337,500	$4,910,625.00

Total	2,700,000	$39,285,000.00

Exhibit A — Form of Opinion of Crosstex Counsel

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Common Unit Purchase Agreement, dated January 9, 2013 (the “Purchase Agreement”), by and among Crosstex Energy, L.P. (“Crosstex”) and the purchasers named therein (the “Purchasers”).  Crosstex shall furnish to the Purchasers at the Closing an opinion of Baker Botts L.L.P., counsel for Crosstex, addressed to the Purchasers and dated the Closing Date in form satisfactory to Vinson & Elkins L.L.P., counsel for the Purchasers, and the Purchasers, stating that:

(i)            Each of Crosstex and the General Partner is a limited partnership or limited liability company existing and in good standing under the laws of the State of Delaware with all necessary power and authority to (a) own or lease its properties and to conduct its business in all material respects and (b) enter into and perform their respective obligations under the Basic Documents, as applicable, and, with respect to Crosstex, to offer, issue and sell the Purchased Units as provided in the Purchase Agreement.

(ii)           The Registration Statement has become effective under the Securities Act and, to such counsel’s knowledge, no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose are pending or threatened under the Securities Act; and the Common Units are registered under Section 12 of the Exchange Act.

(iii)          The Purchased Units to be issued and delivered to the Purchasers by Crosstex pursuant to the Purchase Agreement have been duly authorized and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 and 17-804 of the Delaware LP Act).

(iv)          No permit, consent, approval, authorization, order, registration, filing or qualification (“consent”) under the Delaware LP Act, the Delaware LLC Act, the federal law of the United States of America or the laws of the State of Texas is required in connection with the offering, issuance and sale by Crosstex of the Purchased Units, the execution, delivery and performance of the Purchase Agreement by Crosstex or the consummation by Crosstex of the transactions contemplated by the Purchase Agreement, except for such consents (i) required under the Securities Act, the Exchange Act and state securities or “Blue Sky” laws, as to which we do not express any opinion, (ii) that have been obtained or made or (iii) that, if not obtained, would not, individually or in the aggregate, have a Crosstex Material Adverse Effect.

(v)           Except as identified in the Crosstex SEC Documents and in Section 5.12 of the Partnership Agreement, the holders of outstanding Common Units are not are not entitled to statutory, preemptive or, to our knowledge, other similar contractual rights pursuant to any agreement listed as an exhibit to Crosstex’s Annual Report on Form 10-K for the year ended December 31, 2011 to subscribe for the Purchased Units.

(vi)          Crosstex is not, and after giving effect to the use of proceeds from the sale of the Purchased Units pursuant to the Purchase Agreement will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(vii)         The Purchase Agreement has been duly authorized, executed and delivered by Crosstex.

(viii)        The execution and delivery of the Purchase Agreement by Crosstex and compliance by Crosstex with the terms and provisions thereof, and the issuance and sale by Crosstex of the Purchased Units to the Purchasers in accordance with the terms of the Purchase Agreement do not and will not, assuming the accuracy of the representations and warranties of the Purchasers in the Purchase Agreement and their compliance with the covenants contained therein, (i) violate any provision of the Delaware LP Act, the Delaware LLC Act or the federal laws of the United States, (ii) result in a violation or breach of any provision of the Partnership Agreement or (iii) result in a violation or breach of or constitute a default under any agreement filed or incorporated by reference as an exhibit to Crosstex’s Annual Report on Form 10-K for the year ended December 31, 2011 or Quarterly Reports on Form 10-Q filed since then (provided that we express no opinion as to compliance with any financial covenant or test or cross-default provision in any such agreement), except for in the case of clauses (i), (ii) and (iii) any such conflict, breach, violation, default or event which would not, individually or in the aggregate, reasonably be expected to have a Crosstex Material Adverse Effect; provided, however, that no opinion is expressed pursuant to this paragraph pursuant to (a) any laws, rules or regulations to which Crosstex may be subject as a result of the Purchasers’ legal or regulatory status or the involvement of the Purchasers in such transactions, (b) any laws, rules or regulations relating to misrepresentations or fraud or (c) with respect to federal or state securities laws, rules or regulations.

(ix)          The Partnership Agreement has been duly authorized and validly executed and delivered by Crosstex and the General Partner, as the case may be, and constitutes a valid and binding obligation of Crosstex and the General Partner, as the case may be, enforceable against Crosstex and the General Partner, as the case may be, in accordance with its terms, except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

Exhibit B — Form of General Partner Waiver

January 14, 2013

Crosstex Energy GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Crosstex Energy, L.P. (the “Partnership”), in its own capacity and in its capacity as the General Partner, hereby waives any preemptive rights it may hold pursuant to Section 5.12 of the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 23, 2007, as amended, solely with respect to the Partnership’s privately-negotiated sale of 2,700,000 common units pursuant to the Common Unit Purchase Agreement, dated as of January 9, 2013, by and among the Partnership and each of the Purchasers set forth in Schedule A thereto.